Sprott Physical Gold Trust F-10

Exhibit 5.2

STIKEMAN ELLIOT LLP

October 28, 2025

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Sprott Physical Gold Trust on October 28, 2025, as such may thereafter be amended or supplemented, and in the base prospectus contained therein, on the cover page and under the caption “Eligibility Under the Tax Act for Investment by Canadian Exempt Plans” and “Legal Matters”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.

/s/ STIKEMAN ELLIOT

Stikeman Elliot LLP